EXHIBIT 99.8


                           GOMEZ COTTIN & TEJERA-PARIS
                                    ABOGADOS
               Torre Forum - Piso 12 - Av. Las Mercedes - El Rosal
                Caracas 1060 - Telefono: 952.6061 - Fax: 952.5011
                                    Venezuela


U.S. MAILING ADDRESS:
CCS 1478
P.O. Box 02-5323
Miami, Florida 33102-5323


Caracas, May 28, 2004


Messrs


CRYSTALLEX INTERNATIONAL CORPORATION
18 King Street East
Suite 1210
Toronto, Ontario
M5C 1C4

           Ref.: Mining Operation Agreement of September 17, 2002, by and between Crystallex Internacional Corporaction and Corporacion Venezolana de Guayana, for the exploitation of Cristina 4, 5, 6 and 7.


Dear Sirs:


     We have acted as legal counsel in Venezuela for Crystallex International Corporation, a corporation organized under the laws of Canada ("KRY"), in connection to the Mining Operation Agreement dated September 17, 2002 (the "MOC"), by and between KRY and Corporacion Venezolana de Guayana, an autonomous public institution organized under the laws of Venezuela ("CVG"), for the exploitation of the mining areas Cristina 4, Cristina 5, Cristina 6 and Cristina 7 ("Las Cristinas").

     In rendering the opinions expressed herein we have examined originals or copies certified to our satisfaction, of agreements, corporate records, governmental resolutions and authorizations, records or files reviewed by courts, legal instruments, certificates of public officials and such other document as we have deemed necessary as a basis for the opinions expressed herein, including:

         (i)      The 1999 Venezuelan Mining Law (the "Mining Law");

         (ii)     The Venezuelan Public Bidding Law ("Bidding Law");

         (iii) Presidential Decree No 1,757 (the "Presidential Decree"), ordering the Ministry of Mines ("MEM") to assign the direct exploitation and operation of Las Cristinas to CVG;

         (iv) Assignment Agreement dated May 16, 2002 (in execution of the Presidential Decree, the "Assignment Agreement"), by and between CVG and MEM,
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GOMEZ COTTIN & TEJERA PARIS


                                    Crystallex International Corporation, et al.
                                                                    May 28, 2004
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                  authorizing CVG to execute agency agreements with third
                  parties for the exploitation and operation of Las Cristinas;

         (v) Minutes of the Board of Directors of CVG Nos. 8700 and 8705, dated September 2 and 16, 2002, respectively, authorizing the direct adjudication of the MOC to KRY ("The Board of Directors' Minutes");

         (vi)     The MOC; and

         (vii) All records and documents currently in the Political-Administrative Chamber of the Supreme Court of Justice under Files Nos. 02-279, 02-375, 03-019, 02-046,
                  02-406, 02-420, 02-464, 16.700, 02-923, 02-1040, 02-1042,
                  02-2648, 02-1318 and 02-863 and case 03-0138 in the
                  Constitutional Chamber of the same Tribunal; related to all legal actions followed by Minera Las Cristinas, C.A. ("Minca"), Inversora Mael, Placer Dome de Venezuela, C.A. -today Vannessa de Venezuela, C.A. (together, the "Plaintiffs"), against CVG or the Republic of Venezuela, and, in one case, Crystallex International Corporation (the "Judicial Cases").

     Based on the foregoing and our review of such other matters as we have considered necessary for the purpose of rendering this opinion, and subject to the qualifications stated herein, it is our opinion that:

         1. The Republic of Venezuela, according the Mining Law, has the right to reserve for itself the exploitation and operation of specific mining areas considered of special public interest, as authorized by the Executive Branch of the government;

         2. The President of the Republic of Venezuela, by means of the Presidential Decree and in accordance to the Mining Law, has legally reserved the exclusive exploitation and operation of Las Cristinas;

         3. The Republic of Venezuela, pursuant to the Mining Law, has the right to assign its privileges over reserved mining areas to other governmental agencies such as MEM and CVG;

         4. By means of the Presidential Decree, MEM was legally ordered to enter into the Assignment Agreement and convey the exploitation and operation rights over Las Cristinas to CVG;

         5. In accordance to the Presidential Decree and the Assignment Agreement, as well as the Bidding Law, CVG was entitled to execute the MOC with KRY;

         6. CVG is a decentralized governmental agency fully owned by the Republic of Venezuela, created for the development of the Guayana Region in Venezuela and the administration of its natural resources. Among its legal attributions, CVG is responsible for the organization, supervision and development of mining activities in the Guayana Region. In conjunction with the Presidential Decree and the Assignment Agreement, CVG was legally authorized and capable of entering the MOC;
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         7.       Acting on behalf of the Republic, CVG administrates the
                  execution of the MOC and oversees the fulfillment of all legal and contractual obligations of KRY thereunder. In addition, on behalf of the Republic of Venezuela, CVG retains the ownership of minerals exploited under the MOC;

         8. KRY is a foreign entity fully authorized and capable of entering the MOC under Venezuelan Law, according to which KRY has the exclusive right to explore, develop, exploit, commercialize, and sell gold mineral under certain terms and conditions set forth in the MOC;

         9. The MOC fully complies with the requisites set forth in the Mining Law, the Bidding Law, the Presidential Decree and any other applicable legal instruments in Venezuela and as a result, it was drafted in accordance to all legal requirements applicable to agreements entered by governmental entities (such as CVG) mandated to carry out direct mining activities over reserved areas;

        10. The MOC is valid and subsisting, binding on both parties and enforceable in accordance with its terms. In addition, based on the Presidential Decree, and on the fact that the CVG is acting on behalf of the government, the MOC is also binding upon the Republic of Venezuela, and upon this and any subsequent government administration;

        11. According to the Bidding Law, the CVG was legally entitled to proceed with the Direct Adjudication of the MOC to KRY.

                  The Bidding Law regulates only contracts of civil nature. The MOC is an administrative contract and so is not subject to the Bidding Law.

                  The Bidding Law foresees direct adjudication as an exception in its article 88-8. To do so, the granting entity must comply with three requirements: (i) a resolution issued by the highest authority of the contracting entity justifying its application - the CVG complied with this requirement by issuing the Board of Directors' Minutes; (ii) the contract to be adjudicated must cover works or assets previously covered by contracts cancelled or terminated, as is the case of Cristina 4, 5, 6 and 7, which were object to a previous administrative contract with Placer Dome Inc., which was terminated; and (iii) there must exist the possibility of damages that may be suffered if a formal bidding process was followed, an issue that was thoroughly covered by the Board of Directors' Minutes.

        12. The legal relationship between CVG and Placer Dome Inc. (as well as the latter's subsidiaries, Placer Dome de Venezuela and Minca) as the parties previously entitled to the exploitation and operation of Las Cristinas, prior to the execution of the MOC, was legally terminated by the governmental entities involved therein. In conjunction with the most recent jurisprudence, the termination of such agreements, if deemed invalid, may only result in the award of indemnification (proportional to the damage proved by the Plaintiff's in trial) by such governmental authority in favor of Plaintiffs. As a result, in the event the Supreme Tribunal decides any Judicial Case in favor of
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GOMEZ COTTIN & TEJERA PARIS


                                    Crystallex International Corporation, et al.
                                                                    May 28, 2004
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                  Plaintiffs, the sole consequence will be the award of an
                  equitable indemnification from the Venezuelan Government and can not restitute Las Cristinas to Plaintiff;

        13. All Judicial Cases with the exception of case 02-1040, are against CVG and not KRY, its subsidiaries or assigns, and as a result cannot affect KRY's rights under the MOC. Case 02-1040 is the only one directly affecting KRY's interests as it requests the nullity of the MOC. This plea should be denied to Minca due to its lack of interest in the contractual relationship, as well as other legal arguments explained in detail in our previous opinions.

     We assume no obligation to update or supplement this opinion to reflect any fact or circumstance that may hereinafter come to our attention or any changes in the laws, rules, regulations or court decisions which may hereinafter occur.


                                Very truly yours,

                                /s/ Leopoldo Cadenas Celi
                                -------------------------
                                Leopoldo Cadenas Celi
                                GOMEZ COTTIN & TEJERA-PARIS